================================================================================

     As filed with the Securities and Exchange Commission on March 16, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                  --------------------------------------------

                               AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                  --------------------------------------------

                                  UNIVEC, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                               11-3163455
(State or Other Jurisdiction                                    (IRS Employer
      of Incorporation)                                      Identification No.)

                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
               (Address, including zip code, and telephone number,
               including area code of Principal Executive Offices)
                  --------------------------------------------

                                 Joel Schoenfeld
                Chairman of the Board and Chief Executive Officer
                                  UNIVEC, Inc.
                                 22 Dubon Court
                     Farmingdale, New York, New York, 11735
                            Telephone: (516) 777-2000
                           Telecopier: (516) 777-2786
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                  --------------------------------------------

                                   Copies to:
                                Jack Becker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

         Approximate Date of Commencement of Proposed Sale to Public: As soon as practical after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED MARCH __, 1999

                                  UNIVEC, INC.

                         350,000 Shares of Common Stock


   The Selling Securityholder is              The common stock is quoted on the
offering to the public 350,00 shares of    Nasdaq SmallCap Market under the
common stock which the Selling             trading symbols "UNVC." On March 9,
Securityholder can acquire upon            1999, the closing sale price of one
conversion of our Series C 5%              share of common stock on the The
Convertible Preferred Stock, as payment    Nasdaq SmallCap Market was $1.0625
of dividends on the Series C Preferred     per share.
Stock and upon exercise by the Selling        The Company will not receive
Securityholder of common stock purchase    any proceeds from the sale of common
warrants issued by us.                     stock by the Selling Securityholder.
                                           The Company has agreed to bear
   The Selling Securityholder may          expenses in connection with the
sell common stock directly or through      registration and sale of the shares
broker-dealers who will receive            being offered by the Selling
commissions or discounts. Sales of         Securityholder. The Company has
common stock made by broker-dealers may    agreed to indemnify the Selling
be ordinary brokerage transactions or      Securityholder against certain
block transactions on The Nasdaq           liabilities, including liabilities
SmallCap Market. Sales may also be made    under the Securities Act.
through one or more dealers who may
resell as principals, in privately            The common stock is a speculative
negotiated transactions or otherwise, at   investment and involves a high degree
the prevailing market price, a price       of risk. You should read the
related to the prevailing market price     description of certain risks under
or at a negotiated price. To the           the caption "Risk Factors" commencing
Company's knowledge, the Selling           on page 3 before  purchasing the
Securityholder has not entered into any    common stock.
underwriting arrangements for the sale
of the common stock.

         These securities have not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

                 The date of this Prospectus is March __, 1999.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                Table of Contents

                                                                            Page

Risk Factors...............................................................  __
Forward Looking Statements.................................................  __
Use of Proceeds ...........................................................  __
Information About the Company .............................................  __
Legal Matters .............................................................  __

                                -----------------

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

                                  RISK FACTORS

         Before you invest in our common stock, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all other information included in this prospectus, including the documents that we incorporate by reference, before you decide to purchase shares of common stock.

Ability to Operate Profitably. We have incurred losses since the inception of the company. We incurred a net loss of approximately $1,172,000 for the fiscal year ended December 31, 1997 and a net loss of approximately $1,441,000 for the fiscal year ended December 31, 1996. We incurred a net loss of approximately $1,210,049 for the nine months ended September 30, 1998. As a result of continuing losses our accumulated deficit was approximately $3,149,173 at September 30, 1998. We expect to continue to incur operating losses until such time, if ever, as we derive significant revenues from the sale of our locking clip syringes and other products we may develop. Our ability to operate profitably depends upon market acceptance of our locking clip syringes, the development of an effective sales and marketing organization, and our development of new products, and improvements to existing products and manufacturing processes. We cannot give you any assurances that our locking clip syringes will achieve a level of market acceptance in foreign or domestic markets to generate sufficient revenues to become profitable. See "Risk Factors--Product Acceptance" and our consolidated financial statements, including the accompanying notes which are incorporated by reference into this prospectus.

Limited Operating History. Although we were founded in August 1992, the production and sales of our 1cc locking clip syringe began in July 1997. From August 1992 to June 1997, our operations consisted primarily of the design of our patented locking clip and plunger, the design and implementation of the equipment for production of the 1cc locking clip syringe, the hiring of key personnel, and the sales of medical devices manufactured by others including difficult-to-reuse syringes of an alternative design. Accordingly, we have a limited operating history upon which an evaluation of our business and prospects can be based. An investment in our securities is subject to all of the risks involved in a newly established business venture. You should be aware of the problems, delays, expenses and difficulties encountered by companies like ours at this early stage of operations, many of which may be beyond our control, including but not limited to commencement of production, marketing and product introduction, competition, market acceptance of the our difficult to reuse syringes, and unanticipated problems and additional costs relating to the development and testing of products. Our officers have limited experience in the production and sale of medical devices. See "Risk Factors-Limited Experience of Management in the Development, Production and Sale of Medical Devices."

Ability to Continue as a "Going Concern". Our consolidated financial statements for the year ended December 31, 1997 indicate there is substantial doubt about our ability to continue as a going concern due to recurring losses. As discussed in Note 2 to the consolidated financial statements incorporated by reference into this prospectus, our ability to continue as a going concern is dependent, among other things, upon our obtaining additional working capital through long term financing or an equity infusion and the attainment of profitable commercial operations.

Need for Additional Financing. We require additional financing to continue our operations and we may seek to raise funds through the sale of our securities or by other means. We cannot give you any assurances that additional funds will be available to us on acceptable terms, if at all. Additional financing may result in dilution to existing stockholders. If, as we anticipate, we achieve increased levels of sales (though we cannot give you any assurances that such projected sales increases will be realized), the need for additional financing would be reduced. However, if funds are needed but not available in adequate amounts from additional financing sources or from operations, we may be materially and adversely affected.

Ability to Manage Growth. Subject to sufficient cash flow from operations and/or additional financing, we contemplate a rapid expansion of our business. If we were to experience significant growth in the future, our growth would likely result in new and increased responsibilities for our management personnel and place significant strain upon our management, operating and financial systems and resources. To accommodate such growth and compete effectively, we must continue to implement and improve our operational, financial, management and information systems, procedures and controls, and to expand, train and manage our personnel. We cannot give you any assurance that our personnel, systems, procedures or controls will be adequate to support our future operations. If we fail to implement and improve our operational, financial, management and information systems, procedures or controls or to expand, train or manage employees, our business, financial condition and results of operations could be materially and adversely affected.

Government Regulation. The FDA, and in some instances, state authorities, regulate the manufacture and distribution of medical devices in the United States. Approval in the United States by the FDA and, in foreign countries, by foreign government authorities is unpredictable and uncertain, and we cannot give you any assurance that the necessary approvals or clearances for our products will be granted on a timely basis or at all. If we fail to receive such approvals or clearances, if there are any delays in our receipt of such approvals or clearances or if any previously received approvals or clearances are withdrawn or rescinded, our business, financial condition and results of operations could be materially and adversely affected. Furthermore, approvals that have been or may be granted are subject to continual review, and if previously unknown problems are discovered later, we may be required to undertake product labeling restrictions or a withdrawal of the product from the market. Moreover, changes in existing requirements or adoption of new requirements or policies could adversely affect our ability to comply with regulatory requirements. In addition, we cannot give you any assurances that we will not be required to incur significant costs to comply with applicable laws and regulations in the future. If we fail to comply with applicable laws or regulatory requirements our business, financial position and results of operations could be materially and adversely affected.

         FDA and State Regulation Pursuant to the Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder. The FDA regulates the clinical testing, manufacture, labeling, sale, distribution and promotion of medical devices. Before a new device can be introduced into the market, a manufacturer must obtain FDA permission to market through either the 510(k) pre-market notification process or the costlier, lengthier and less certain pre-market approval application process. We have been granted 510(k) clearance by the FDA to market our 1cc locking clip syringe, which has been classified as a Class II device under the Food, Drug and Cosmetic Act, and accordingly, we are permitted to market and sell our 1cc locking clip syringe in the United States, subject to compliance with other applicable FDA regulatory requirements. As a Class II device, performance standards may be developed for the 1cc locking clip syringe which we would then be required to meet. Furthermore, as manufacturers of medical devices, we are subject to recordkeeping requirements and required to report adverse experiences relating to the use of the device. We are also required to register our establishments and list our devices with the FDA and with certain state agencies and we are subject to periodic inspections by the FDA and certain state agencies. The Food, Drug and Cosmetic Act requires us to manufacture devices in accordance with good manufacturing practices regulations, and certain procedural and documentation requirements have been imposed upon us with respect to manufacturing and quality assurance activities. The FDA conducts periodic audits and surveillance of the manufacturing, sterilizing and packaging facilities of medical device manufacturers to determine compliance with good manufacturing practices requirements. If we fail to demonstrate adequate compliance with good manufacturing practices requirements in the audit or post-market surveillance, penalties or enforcement proceedings may be imposed on us. Our manufacturing facilities have not been certified as satisfying good manufacturing practices requirements. Our facilities will be subject to extensive audits in the future pursuant to standard FDA procedure. We cannot give you any assurances that when we are audited we will be found to be in compliance with good manufacturing practice requirements, or if we are not found in compliance, what penalties, enforcement procedures or compliance effort will be levied on or required of us. The FDA also has the authority to request us to repair, replace or refund the cost of any device manufactured or distributed by us, and if we fail to meet standards for effectiveness and safety we could be required to discontinue the manufacturing and/or the marketing of our product in the United States.

         Foreign Regulation. The introduction of our products in foreign markets will subject us to foreign regulatory clearances which may impose additional substantive costs and burdens. International sales of medical devices are subject to the regulatory requirements of each country. The regulatory review process varies from country to country. Many countries also impose product standards, packaging requirements, labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties and tax requirements. Our products also are required to satisfy international manufacturing standards required by the International Standards Organization for sale in certain foreign countries. Although our contract manufacturer in Portugal is seeking to achieve ISO 9002, until the Portuguese manufacturer obtains ISO 9002 certification, we could have difficulty selling to certain export accounts, particularly in Europe. Currently, sales to international relief agencies, our primary market, are not affected by ISO certification or other foreign regulations other than those imposed by such agencies, with which we have been in compliance.

Product Acceptance. We expect to derive a significant portion of our revenues from sales of locking clip syringes and/or licensing of our intellectual property. Despite increased public awareness of the risks associated with conventional disposable syringes, of the major syringe manufacturers, only Becton-Dickinson and our company are manufacturing difficult to reuse syringes for sale to international relief agencies. Accordingly, our future success and financial performance will depend almost entirely on our ability to successfully market our locking clip syringes. We cannot give you any assurances that our marketing efforts will be successful or that sales of our difficult to reuse syringes will generate sufficient revenues for us to become profitable. See "Risk Factors-Government Regulation."

Licensing. Although we intend to license the patents and proprietary manufacturing processes relating to our locking clip and other syringe designs to established medical device manufacturers worldwide, we cannot give you any assurances that we will be successful in our licensing efforts.

Dependence on Certain Customers. Our initial marketing efforts have been directed primarily to, and all of our revenues have been derived from, international relief agencies. We cannot give you any assurances as to whether the international relief agencies will continue to purchase difficult-to-reuse syringes from us. The failure of international relief agencies to purchase our locking clip syringes in substantial quantities would have a materially adverse effect on our business, financial condition and results of operations.

Dependence on Portuguese Contract Manufacturer. We have entered into a letter of understanding with a Portuguese contract manufacturer for the production of our proprietary plungers (which satisfy tolerance limits for assembly of our aspirating and non-aspirating syringes) and for the assembly of our 1cc locking clip syringes. We are the primary customer of the Portuguese contract manufacturer. Furthermore, since the Portuguese manufacturer has limited financial resources, it has been unable to offer us credit terms for payment of components and finished syringes. If the Portuguese manufacturer is unable or unwilling to supply sufficient quantities of components, we will be required to obtain alternative sources of supply. We cannot give you any assurance that we will be able to obtain an alternative source of supply of components on acceptable terms. Furthermore, even if we are able to obtain an alternative source of supply of components, we cannot give you any assurance that production of our 1cc locking clip syringes will not be delayed. Delays resulting from the selection of an alternate supplier to produce components could have a materially adverse effect on our business. See "Risk Factors-Interruptions to Production."

Interruptions to Production. We cannot give you any assurance that the Portuguese manufacturer will be able to produce sufficient quantities of plungers or syringes to satisfy our requirements. The failure of the Portuguese manufacturer to produce components and/or 1cc locking clip syringes could have a materially adverse effect on our business, financial condition and results of operations. See "Risk Factors-Dependence on Portuguese Contract Manufacturer."

         To augment production of our 1cc locking clip syringe, we have commenced production of the 1cc locking clip syringe at our new production facility in Farmingdale, New York. However, we cannot give you any assurance that production at this facility will not be interrupted as a result of delays in obtaining supplies of components or in complying with FDA manufacturing requirements, including the attainment of acceptable quality levels. The failure to timely produce 1cc locking clip syringes would have a materially adverse effect on our business, financial condition and results of operations.

         Sherwood Davis & Geck has been our supplier of 1cc barrels with certain sizes of hypodermic needles (e.g., .625 inch) and plunger tips. However, we have instituted litigation against Sherwood for failure to provide components for the manufacture of the our lcc syringes. There can be no assurance that Sherwood will continue to fulfill our purchase orders. To date, most of the lcc locking clip syringes have not contained the barrels supplied by Sherwood; however, nearly all of our lcc locking clip syringes have contained a plunger tip supplied, but not manufactured, by Sherwood. Although smaller manufacturers have expressed an interest in supplying components, we cannot give you any assurances that we will be able to obtain adequate supplies of components for prices and terms acceptable to us. The failure to obtain adequate supplies of components for acceptable prices and terms could have a materially adverse effect on our business, financial condition and results of operations.

Limited Experience of Management in the Development, Production and Sale of Medical Devices. Our management has had limited experience in the development, production and sale of medical devices. We cannot give any assurance that we will be able to compete successfully with the major syringe manufacturers.
See "Risk Factors-Limited Operating History."

Ability to Develop 3cc Syringe with Extendable Barrel Sleeve. We intend to develop a 3cc, non-aspirating, locking clip syringe for hospitals and health clinics, and anticipate that production will commence during 1999. In general, hospitals and health clinics use more 3cc syringes than 1cc syringes, and may not be willing to purchase our 1cc locking clip syringes until such time as we are able to offer 3cc syringes. However, we cannot give any assurance that the 3cc designs selected for commercialization will be accepted by hospitals and health clinics. Moreover, we have not yet selected a design for the assembly equipment or an engineering firm to construct the equipment. Our failure to timely select a design for the assembly equipment or an engineering firm to construct such assembly equipment, or our inability to obtain adequate supplies of components, could delay the production and commercial introduction of our 3cc non-aspirating syringe.

Uncertainty Regarding Patents and Protection of Proprietary Technology. Our success will depend, in part, on the strength of our patents, as well as our ability to preserve our trade secrets and operate without infringing the proprietary rights of others. Our policy is to seek protection of our proprietary position by, among other methods, filing United States and foreign patent applications related to our technology, inventions and improvements that are important to the development of our business. We hold three United States patents, including a patent for our locking clip; we have filed a United States patent application for our aspirating plunger and we have also filed patent applications for our locking clip in Canada, Brazil, Mexico, certain European countries, Japan, South Korea, China, Russia and Australia. In addition, we have acquired licensed rights for a United States patent on a locking device to be used in connection with the 3cc non-aspirating syringe that we plan to develop. We have filed for patent protection in certain European countries for this invention. We also have licensed the rights to a patent to develop a pre-filled or unit dose syringe. This invention has U.S. patent protection, but lacks foreign protection.

         We cannot give any assurance that pending or future applications for patents and trademarks will mature into issued patents, or that we will continue to develop our own patentable technologies. Furthermore, we cannot give you any assurance that any of our patents or patents that may be issued to us in the future will not be challenged, invalidated or circumvented in the future or that the rights granted under such patents will provide a competitive advantage.

         In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures that differ from those in the United States. Patent protection in such countries may be different from patent protection provided by the laws of the United States. Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Patents issued and patent applications filed related to medical devices are numerous and accordingly, we cannot give you any assurances that current and potential competitors and other third parties have not filed or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or internationally.

         The medical device industry in general has been characterized by substantial competition and litigation regarding patent and other proprietary rights. We intend to vigorously protect and defend our patents and other proprietary rights relating to our proprietary technology. Litigation alleging infringement claims against us (with or without merit), or instituted by us to enforce patents and to protect trade secrets or know-how owned by us or to determine the enforceability, scope and validity of the proprietary rights of others, is costly and time consuming. If any relevant claims of third-party patents are upheld as valid and enforceable in any litigation or administrative proceedings, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses from the patent owners of each patent, or to redesign our products or processes to avoid infringement. We cannot give you any assurance that such licenses would be available or, if available, would be available on terms acceptable to us or that we would be successful in any attempt to redesign our products or processes to avoid infringement. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a materially adverse effect on our business, financial condition and results of operations.

         We also rely upon trade secrets, technical know-how and continuing technological innovation to develop and maintain our competitive position. We cannot give you any assurance that competitors will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our proprietary technology, or that we can meaningfully protect our rights in unpatented proprietary technology.

Competition. Our principal competition is from manufacturers of traditional disposable syringes. Becton-Dickinson, Sherwood and Terumo Medical Corporation of Japan control approximately 74%, 19% and 5%, respectively, or a total of approximately 98%, of the worldwide syringe market, and are substantially larger, more established and have significantly greater financial, sales and marketing, distribution, engineering, research and development and other resources than we do. To our knowledge, only Becton-Dickinson and Bader & Partner Medizintechnik GmbH, a German machine tool manufacturer, distribute commercially a line of difficult to reuse syringes, none of which allow for aspiration. The Bader DestroJect syringe and the Becton-Dickinson SOLOSHOT and UNIJECT syringes were developed originally for WHO-UNICEF immunization programs. We cannot give you any assurance that the major syringe manufacturers or others will not commence production of difficult to reuse syringes, or that we will be able to successfully compete in this market.

Product Liability. The manufacture and sale of medical products exposes us to the risk of significant damages from product liability claims. Although we maintain product liability insurance against product liability claims in the amount of $5 million per occurrence and $5 million in the aggregate, we cannot give you any assurance that the coverage limits of our insurance policies will be adequate, or that we will continue to be able to maintain such insurance coverage at acceptable cost. In addition, any successful claim against us in an amount exceeding our insurance coverage could have a materially adverse effect on our business, financial condition or results of operations. Furthermore, we have no recall insurance for foreign countries or the United States. We intend to apply for product recall insurance primarily for the United States market. However, we cannot give you any assurance there that such coverage can be obtained at acceptable cost.

Ownership of Shares by Management. Our executive officers and directors own (directly or indirectly) in the aggregate 1,178,825 shares of common stock, or approximately 39% of the outstanding shares of our common stock (excluding (a) shares subject to options granted under the Company's stock option plans, and
(b) shares issuable upon conversion of outstanding shares of Series A Preferred Stock). Although these stockholders may or may not agree on any particular matter that is the subject of a vote of the stockholders, these stockholders may be effectively able to control the outcome of any issues which may be subject to a vote of stockholders, including the election of directors, proposals to increase the authorized capital stock, or the approval of mergers, acquisitions, or the sale of all or substantially all of our assets.

Dependence on Chief Executive Officer. We are dependent on the experience, abilities and continued services of Joel Schoenfeld, Chairman of the Board and Chief Executive Officer for the conduct of our business. Joel Schoenfeld is employed pursuant to an employment agreement which expires on March 28, 2003. The loss of the services of Joel Schoenfeld would have a materially adverse effect on our business and operations.

Limitation on Director Liability. Our certificate of incorporation provides that a director shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions under Delaware law. This may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the company against a director. In addition, our certificate of incorporation provides for mandatory indemnification of directors and officers.

Absence of Dividends on Common Stock. Since inception, we have not paid any cash dividends on the common stock and we do not anticipate paying such dividends in the foreseeable future. No dividends may be declared, set aside or paid on the common stock unless and until all accrued and unpaid dividends on the outstanding shares of Series A Preferred Stock have been paid in cash or additional shares of Series A Preferred Stock. Our Board of Directors has the discretion to decide on the payment of dividends depending upon our earnings, capital requirements, financial condition and other factors deemed relevant by our Board.

Possible Adverse Effect of Issuances of Preferred Stock. Our Restated Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" preferred stock with designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the relative voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company. The Board of Directors has authorized the issuance of 5,000 shares of Series A Preferred Stock, of which 2,072 shares are outstanding, 1,000 shares of Series B Convertible Preferred Stock, of which 650 shares are outstanding and 1,000 shares of Series C Convertible Preferred Stock, of which 250 shares are outstanding. We may issue additional shares of convertible preferred stock from time to time as a means of financing our company.

No Assurance of An Active Public Market for Common Stock. Although the common stock is quoted on The Nasdaq SmallCap Market, trading volume has been limited. We cannot give any assurance that broker-dealers will act as market makers for the common. As a result, investors will be exposed to a risk of a decline in the market price of the common stock.

Possible Volatility of Market Price for the Common Stock. The market price of the common stock may be highly volatile as has been the case with the securities of many emerging companies. Our operating results and various factors affecting the medical device industry may impact the market price of our securities to a significant degree. In addition, in recent years the stock market has experienced a high level of price and volume volatility, and market prices for the securities of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies. We cannot give you any assurance that the market price of the common stock and warrants will not experience significant fluctuations or further declines.


Possible Delisting. The common stock is quoted on The Nasdaq SmallCap Market. For continued inclusion on the NASDAQ SmallCap Market, an issuer is required, among other things, to have net tangible assets of $2 million (or alternatively, net income of $500,000 in two of the most recent three fiscal years, or a market capitalization of $35 million), a bid price of at least $1.00 and at least two market makers. As of September 30, 1998, we satisfied the maintenance criteria for continued listing on The Nasdaq SmallCap Market. As of such date, we had net tangible assets of approximately $2,737,000. The bid price of the our common stock has exceeded $1.00 per share. We cannot give you any assurance that we will be able in the future to satisfy the maintenance criteria for continued inclusion of the common stock and warrants on The Nasdaq SmallCap Market. If we are unable to satisfy The Nasdaq SmallCap maintenance criteria in the future, the common stock and warrants may be delisted from trading on The Nasdaq SmallCap Market, and if delisted, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board," and consequently, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities.


Risk of Low-Priced Securities. The regulations of the Securities and Exchange Commission promulgated under the Exchange Act require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Unless an exception is available, those regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). In addition, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

         If our securities become subject to the regulations applicable to penny stocks, the market liquidity for our securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market.

Shares Eligible for Future Sale. We cannot give any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of our equity securities in the future. We have 3,476,246 shares of common stock outstanding, of which only 1,725,050 shares of common stock are transferable without restriction under the Securities Act. The remaining shares, issued in private transactions, are "restricted securities" (as defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of ours, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales), within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the common stock is quoted on The Nasdaq Stock Market or a national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of ours for at least three months and who has beneficially owned restricted securities for at least two years is entitled to sell such restricted shares under Rule 144 without regard to any of the limitations described above. Certain of our securityholders will be able to offer the following blocks of securities for sale as follows:

         o Our officers, directors and other securityholders owning and/or having rights to acquire in the aggregate [1,800,746] shares of common stock who have been parties to an agreements not to sell or otherwise dispose of any of our securities, including shares of common stock, without the prior written consent of Maidstone Financial, Inc., managing underwriter for our initial public offering in April 1997 (which has ceased operations as a broker-dealer) will be permitted to sell or dispose of such securities as of April 24, 1999.

         o Commencing in the second quarter of 1999, 1,121,054 shares of our common stock, will become eligible for resale pursuant to Rule 144, subject to the volume limitations and compliance with the other provisions of Rule 144.


Dilutive Effect of Issuance of Common Stock Upon Exercise of Warrants and Options. We have 11,769,893 shares of common stock authorized but unissued and not reserved for specific purposes and 10,567,318 shares of common stock unissued but reserved for issuance (i) upon exercise of options (including options which may be granted in the future pursuant to our stock option plan),
(ii) upon exercise of outstanding warrants, (iii) upon exercise of the underwriters' warrants, (iv) upon conversion of our Series A Preferred Stock, and (v) in connection with private offerings of its securities. Except to the extent applicable Nasdaq regulations require stockholder approval of transactions involving the issuance of at least 20% of the common stock at less than fair market value (other than in a public offering) or the issuance of more than 25,000 shares to our officers and directors as a group (other than pursuant to a plan approved by stockholders), authorized shares of our common stock may be issued without any action or approval by our stockholders. Although we have no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares (except with respect to outstanding options, warrants and convertible securities) or securities convertible into any such shares, any shares of our common stock issued would further dilute the percentage ownership held by the public stockholders in our company.

         The exercise of warrants or options and the sale of the underlying shares of common stock (or even the potential of such exercise or sale), including shares under this prospectus, may have a depressive effect on the market price of the common stock. Moreover, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the warrants and options.

Dilutive Effect of Conversion of Series B and Series C Preferred Stock. If the holders of the series B and series C convertible preferred stock had converted their shares on March 9, 1999, the conversion rate would have been approximately 1,237 shares of common stock per share of series B or series C convertible preferred stock. The conversion would have resulted in the issuance of 1,177,100 shares of common stock, or approximately 33.9% of the outstanding shares before conversion. Furthermore, if the market price of our common stock were to decline, we would be required to issue additional shares on conversion of the series B and series C convertible preferred stock. Accordingly, the conversion of our series B and Series C convertible preferred stock could have an immediate and significant adverse effect on the market price of our common stock and would result in substantial dilution to other stockholders.

                           Forward Looking Statements

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.


                                 Use of Proceeds

         The Company will not receive any proceeds from the sale of shares by the Selling Securityholder.

                          INFORMATION ABOUT THE COMPANY

         At Univec, Inc., we develop, assemble, license and market safety hypodermic syringes designed to protect the healthcare worker and patient against cross-infection. We have received 510(k) clearance from the U.S. Food and Drug administration to market locking clip syringes in the United States, and since 1997, we have produced and marketed 1cc locking clip syringes which are designed to make accidental or deliberate reuse difficult. From time to time, we also sell other medical devices and we intend to develop other medication delivery systems.

         We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC 0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

         We are a Delaware corporation, incorporated on October 7, 1996, and the successor by merger to UNIVEC, Inc., a New York corporation, incorporated on August 18, 1992. Any references to our company in this prospectus includes UNIVEC, Inc., which merged with us on October 10, 1996, and Rx Ultra, Inc., our wholly owned subsidiary.

Information Incorporated by Reference

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

    1. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

    2. Proxy Statement dated December 9, 1998.

    3. Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

    4. The Current Report on Form 8-K dated April 28, 1998, as amended.

    5. The description of the common stock and warrants contained in our Registration Statement on Form 8-A (File No. 0-22413) under Section 12 of the Securities Exchange Act, including any amendments or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                                  UNIVEC, INC.
                                 22 Dubon Court
                           Farmingdale, New York 11735
                               Tel: (516) 777-2000
                               Fax: (516) 777-2786
                            Attn: Corporate Secretary

The Company

         The accidental or deliberate reuse of syringes is a frequent cause of the spread of the human immunodeficiency ("HIV") and hepatitis viruses, as well as other blood-borne pathogens. We believe that our 1cc difficult to reuse syringes are more effective than competitive syringes and that they are competitively priced. We are the only company that markets a difficult to reuse syringe with a 1cc barrel, which is ideal for dispensing accurate dosages of medicine (e.g., allergy, immunization and insulin medicines) as it is more difficult to deliver a dosage of .95cc accurately with a syringe barrel greater than 1cc. In addition, Healthcare workers need aspirating syringes to mix medications in the syringe barrel and inject medications intravenously. Furthermore, we believe that aspirating syringes are preferred by diabetes patients and needle-exchange programs. We do not know of any other company that offers a lcc aspirating syringe that can be locked.

         We have directed our initial marketing efforts primarily at international relief agencies, including the International Red Cross, UNICEF and the World Health Organization ("WHO"), as well as to public hospitals and health facilities in the Northeastern United States. Under programs administered by international relief agencies, we have shipped our lcc locking clip syringe to over 30 countries. We also intend to market our locking clip syringes to (i) governments of developing countries, (ii) private hospitals and health facilities in the Northeastern United States, and (iii) distributors in the United States. We also plan to license our patents and proprietary manufacturing processes relating to the 1cc locking clip and other syringe designs. To stimulate demand for our safety syringes, we plan to initiate promotional and educational campaigns directed at (i) public health officers and other government officials responsible for public health policies, (ii) doctors and administrators of healthcare facilities responsible for treatment of HIV-AIDS and hepatitis patients, and (iii) liability insurance companies. However, we cannot give you any assurances that our marketing, promotional and educational efforts will be successful. See "Risk Factors-Dependence on Certain Customers."

                             ----------------------

                             SELLING SECURITYHOLDER

         The table below sets forth, with respect to the Selling Securityholder, based upon information available to the Company as of March 1, 1999, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock to be sold, and the number of outstanding shares of Common Stock beneficially owned after the sale of the shares of Common Stock offered hereby. The Selling Securityholder has not been an officer, director or affiliate of the Company or had any material relationship with the Company during the preceding three years, except that the Selling Securityholder acquired 750 shares of Series B Preferred Stock and Warrants expiring August 1, 2001, to purchase 112,500 common stock at $2.15 per share (subject to adjustment) in connection with a private placement in July 1998 and acquired beneficial ownership of the shares of Common Stock offered hereby in connection with a private placement in February 1999 of 250 shares of Series C Preferred Stock, convertible into common stock until February 8, 2001, and Warrants expiring February 8, 2002, to purchase 37,500 shares of common stock at $1.92 per share (subject to adjustment). In connection with the February 1999 private placement the terms of the Series B Preferred Stock and the warrant sold in the July 1998 private placement were amended to be the same as the terms of the preferred stock and warrants issued in the February 1999 private placement. The following table assumes that the Selling Securityholder will sell all shares of Common Stock offered by this Prospectus; however, there can be no assurance that the Selling Securityholder will sell any or all of the Common Stock.

                                                    Amount and                              Shares of Common
                                               Nature of Beneficial    Shares of Common    Stock Owned After
                    Name                             Ownership         Stock to Be Sold         Offering
---------------------------------------------  --------------------- -------------------- --------------------
The Shaar Fund Ltd...........................       1,327,100(1)           347,420(2)             -0-(3)

                                       14

---------------------------------
     (1) Represents (i) shares of common stock issuable upon conversion of the Series B and Series C Preferred Stock at the recent conversion rate in effect and (ii) shares of common stock issuable upon exercise of warrants to purchase 150,000 shares. Does not include shares of Common Stock issued in payment of dividends on the Series B or Series C Preferred Stock or as a result of certain changes in the conversion rate thereon.

     (2) Represents 309,920 shares of common stock issuable upon conversion of the series C preferred stock at the recent conversion rate and an additional 37,500 shares issuable upon exercise of common stock purchase warrants.

     (3) Assumes the sale by the Selling Securityholder of the shares of common stock offered hereby and the shares of Common Stock being offered pursuant to the prospectus included in Registration Statement
          No. 333-62261.

                              PLAN OF DISTRIBUTION

         The Selling Securityholder may sell the shares of Common Stock offered hereby from time to time directly to purchasers, or through broker-dealers who may receive compensation in the form of commissions or discounts from the Selling Securityholder or purchasers. Sales of shares of Common Stock may be effected by broker-dealers in ordinary brokerage transactions or block transactions on The Nasdaq SmallCap Market, through sales to one or more dealers who may resell as principals, in privately negotiated transactions or otherwise, at the market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price. Usual and customary or specifically negotiated brokerage fees may be paid by the Selling Securityholder in connection therewith. To the Company's knowledge, the Selling Securityholder has not entered into any underwriting arrangements for the sale of the shares of Common Stock offered hereby.

         The Selling Securityholder may be deemed to be an "underwriter" within the meaning of the Securities Act and any profits realized by it may be deemed to be underwriting commissions. Any broker-dealers that participate in the distribution of the shares of Common Stock also may be deemed to be "underwriters," as defined in the Securities Act, and any commissions or discounts paid to them, or any profits realized by them upon the resale of any securities purchased by them as principals, may be deemed to be underwriting commissions or discounts under the Securities Act. The sale of the shares of Common Stock by the Selling Securityholder is subject to the prospectus delivery and other requirements of the Securities Act.

         The shares of Common Stock offered hereby have been registered pursuant to registration rights granted to the Selling Securityholder. All costs, expenses and fees in connection with the registration of the shares of Common Stock offered by the Selling Securityholder will be borne by the Company. The Selling Securityholder is responsible for the payment of brokerage commissions and discounts incurred in connection with the sale of its shares of Common Stock. The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities under the Securities Act.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock offered hereby may not simultaneously engage in market-making activities with respect to the Common Stock during the applicable "cooling off" period prescribed by Rule 101 of Regulation M prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Securityholder.

         To the extent required, the Company will use its best efforts to file, during any period in which offers or sales of shares of Common Stock are being made by or on behalf of the Selling Securityholder, one or more amendments or supplements to this Prospectus which describe any material information with respect to the plan of distribution not previously disclosed herein, including the name or names of any underwriters, broker-dealers or agents, if any, the purchase price paid by any underwriter for shares of Common Stock purchased from a Selling Securityholder, and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.


                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, $0.001 par value per share, 2,500 shares of Series A 8% Cumulative Convertible Preferred Stock, $0.001 par value per share (the "Series A Preferred Stock"), 1,000 shares of Series B Preferred Stock, 1,000 shares of Series C Preferred Stock and 4,995,500 shares of "blank check" preferred stock, $0.001 par value per share. As of February 15, 1999, 3,476,246 shares of Common Stock, 2,072 shares of Series A Preferred Stock, 700 shares of Series B Preferred Stock and 250 shares of Series C Preferred Stock were issued and outstanding.

         The following are brief descriptions of the securities offered hereby and other securities of the Company. The rights of the holders of shares of the Company's capital stock are established by the Company's Certificate of Incorporation, the Certificates of Designation authorizing the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the Company's By-laws and Delaware law. The following statements do not purport to be complete or give full effect to statutory or common law, and are subject in all respects to the applicable provisions of the Certificate of Incorporation, the Certificates of Designation, By-laws and state law.

         Common Stock. Holders of the Common Stock are entitled to one vote per share, and subject to the rights of holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or any other series of preferred stock, to receive dividends when, as and if declared by the Board of Directors and to share ratably in the assets of the Company legally available for distribution to holders of Common Stock in the event of the liquidation, dissolution or winding up of the Company. Holders of the Common Stock do not have subscription, redemption, conversion or preemptive rights.

         Each share of Common Stock is entitled to one vote on any matter submitted to the holders, including the election of directors. Holders of Common Stock do not have cumulative voting rights; therefore, holders of a majority of the outstanding shares of Common Stock entitled to vote for the election of Directors may elect all of the Directors to be elected, if they so choose, and in such event, the holders of the remaining shares will not be able to elect any of the Company's Directors. Except as otherwise required by the Delaware General Corporation Law (the "DGCL"), all stockholder action (other than the election of Directors, who are elected by plurality vote), is subject to approval by a majority of the shares of Common Stock present at a stockholders' meeting at which a quorum (a majority of the issued and outstanding shares of Common Stock) is present in person or by proxy, or by written consent pursuant to Delaware law.

         All shares of Common Stock outstanding are fully paid and non-assessable, and the shares of Common Stock offered hereby, when issued upon payment of the purchase price set forth on the cover page of the Prospectus, will be fully paid and non-assessable.

         The Board of Directors is authorized to issue additional shares of Common Stock within the limits authorized by the Company's Certificate of Incorporation without further stockholder action.

         Preferred Stock. The Company is authorized to issue up to 5,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. No shares of preferred stock are outstanding, other than 2,072 shares of Series A Preferred Stock, 650 shares of Series B Preferred Stock and 250 shares of Series C Preferred Stock.

         Series A Preferred Stock. The Board of Directors has authorized the issuance of up to 2,500 shares of Series A Preferred Stock, of which 2,072 shares are outstanding. The terms of the Series A Preferred Stock are as follows:

         Dividend Rights. Holders of Series A Preferred Stock are entitled to receive, prior to the payment of cash dividends on the Common Stock, cumulative dividends at the rate of $80 per share per annum, and no more, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on the Series A Preferred Stock are payable, in the sole and absolute discretion of the Board of Directors, in cash, additional shares of Series A Preferred Stock (based upon the liquidation value thereof), or a combination thereof. Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of the Company's capital stock junior to or in parity with the Series A Preferred Stock, unless all cumulative dividends payable on the Series A Preferred Stock for all prior annual dividend periods have been paid. The Company has agreed that it will not declare or pay any cash dividends on the Series A Preferred Stock without the prior written consent of the underwriter for Company's the initial public offering.

         Redemption. The Series A Preferred Stock is not subject to redemption.

         Liquidation Rights. Subject to the prior rights of the Company's creditors and the holders of senior securities, the holders of the Series A Preferred Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of the Company are insufficient to make such payment in full, then the available assets will be distributed among the holders of the Series A Preferred Stock and any other series of preferred stock which is in parity with the Series A Preferred Stock, ratably in proportion to the full amount to which each holder would be entitled.

         Conversion Rights. Each share of Series A Preferred Stock is convertible into 222.22 shares of Common Stock (the "conversion rate"), subject to adjustment in certain events, at the option of the holder thereof commencing April 24, 1999. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the Series A Preferred Stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the Series A Preferred Stock.

         Voting Rights. Holders of Series A Preferred Stock have no voting rights, except as may be required by law.

         Series B and Series C Preferred Stock. The Board of Directors has authorized the issuance of up to 1,000 shares of Series B Preferred Stock, of which 650 shares are outstanding, and 1,000 shares of Series C Preferred Stock, of which 250 shares are outstanding. The terms of the Series B Preferred Stock, as amended February 8, 1999, are substantially identical to the terms of the Series C Preferred Stock. The Series B Preferred Stock and the Series C Preferred Stock rank on a parity as to dividends and upon liquidation and rank senior to the Series A Preferrede Stock. The terms of the Series B and Series C Preferred Stock are as follows:

         Dividend Rights. Holders of Series B and Series C Preferred Stock are entitled to receive, prior to the payment of cash dividends on the Common Stock or the Series A Preferred Stock, cumulative dividends at the rate of $50 per share per annum, and no more, when, as and if declared by the Company's Board of Directors, out of funds legally available therefor. Dividends on the Series B Preferred Stock are payable, in the sole and absolute discretion of the Board of Directors, in cash, or shares of Common Stock (based upon the value thereof). Dividends may not be paid or declared on, and no other distributions may be made with respect to, and no expenditure shall be made for the purchase, redemption or retirement of, any of the Company's capital stock junior to or in parity with the Series B Preferred Stock, unless all cumulative dividends payable on the Series B Preferred Stock for all prior annual dividend periods have been paid.

         Redemption. With respect to such shares as to which the holder thereof has not theretofore furnished an effective conversion notice and only if the current market price of the Common Stock is not greater than one hundred thirty percent (130%) of the closing bid price of the Common Stock on July 27, 1998, the Company may in whole or in part from time to time redeem in cash Series B Preferred Stock or the Series C Preferred Stock at one hundred thirty-five percent (135%) of the stated value thereof plus all accrued and unpaid dividends thereon to the date of redemption.

         Liquidation Rights. Subject to the prior rights of the Company's creditors and the holders of senior securities, the holders of the Series B and Series C Preferred Stock are entitled to receive, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, $1,000 per share, plus accrued and unpaid dividends. If, in any such case, the assets of the Company are insufficient to make such payment in full, then the available assets will be distributed among the holders of the Series B and Series C Preferred Stock and any other series of preferred stock which is in parity with the Series B and Series C Preferred Stock, ratably in proportion to the full amount to which each holder would be entitled.

         Conversion Rights. Each share of Series B and Series C Preferred Stock is convertible into the number of shares of Common Stock having the value of $1,000, on the basis of the lower of (i) $1.10 per share and (ii) a price equal to 80% of a price related to the market price for the Common Stock at the time of conversion, as provided in and subject to the terms and conditions of the Certificates of Designation defining the Series B and the Series C Preferred Stock (the "conversion rate"), at the option of the holder thereof. The conversion rate is subject to adjustment in the event of a stock split, stock dividend, recapitalization, merger, consolidation or certain other events. The right of conversion with respect to the shares of the Series B Preferred Stock and the Series C Preferred Stock called for redemption will terminate at the close of business on the business day preceding the date fixed for redemption. Upon conversion, no payment or allowance will be made in respect of any accrued but unpaid dividends on the Series B or the Series C Preferred Stock.

         Voting Rights. Holders of Series B and Series C Preferred Stock have no voting rights, except as may be required by law.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York, 10158-0125.

==========================================   ===================================


No dealer, salesman or any other person
is authorized to give any information or
to make any representations other than
those contained in this Prospectus in
connection with any offer to sell or
sale of the securities to which this                     350,000 SHARES OF
Prospectus relates and, if given or                        COMMON STOCK
made, such information or
representations must not be relied upon
as having been authorized. Neither the
delivery of this Prospectus nor any sale
made hereunder shall, under any
circumstances, imply that there has been
no change in the facts herein set forth
since the date hereof. This Prospectus                     UNIVEC, INC.
does not constitute an offer to sell or
to a solicitation of any offer to buy
from any person in any state in which
any such offer or solicitation would be               ----------------------
unlawful.
         ----------------------                             Prospectus
                                                      ----------------------
            TABLE OF CONTENTS

                                   Page
Available Information...............2
The Company.........................3
Risk Factors........................4
Use of Proceeds....................13
Selling Securityholder.............13
Plan of Distribution...............13
Description of Securities..........14
Legal Matters......................17
Experts  ..........................17

         ----------------------

                                                          March ___, 1999
   Until ____________, 1999 (25 days
after the date of this Prospectus), all
dealers that effect transactions in
these securities, whether or not
participating in this offering, may be
required to deliver a Prospectus. This
is in addition to the obligation of
dealers to deliver a Prospectus when
acting as Underwriters and with respect
to their unsold allotments or
subscriptions.



===========================================  ===================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. With the exception of the SEC registration fee, all amounts indicated are estimates.


SEC Registration fee...........................................        $   98
Printing expenses (other than stock certificates)..............        $5,000
Legal fees and expenses........................................        $5,000
Miscellaneous..................................................        $2,500

TOTAL..........................................................       $12,598


Item 15.  Indemnification of Directors and Officers.

         Article 6 of the Registrant's Restated Certificate of Incorporation, in accordance with Section 145 of the DGCL, provides that directors and officers shall be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

         Article 6 of the Registrant's Restated Certificate of Incorporation further provides that directors and officers are entitled to be paid by the Registrant the expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such payment will only be made upon delivery to the Registrant by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that a person indemnified under Article 6 of the Certificate of Incorporation may contest any determination that a director, officer, employee or agent has not met the applicable standard of conduct set forth in the Restated Certificate of Incorporation by petitioning a court of competent jurisdiction.

         Article 6 of the Registrant's Restated Certificate of Incorporation provides that the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the Article will not be exclusive of any other right which any person may have or acquire under the Restated Certificate of Incorporation, or any statute or agreement, or otherwise.

         Finally, Article 6 of the Registrant's Restated Certificate of Incorporation provides that the Registrant may maintain insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such persons against such expense, liability or loss under the provisions of Article 6 of the Restated Certificate of Incorporation. The Registrant has applied for such insurance, and expects to have such insurance in effect on the date this Registration Statement is declared effective by the Commission.

         Article 7 of the Registrant's Restated Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the Registrant or its stockholders for monetary damages for breach of their fiduciary duties as a director to the fullest extent provided by Delaware law.
Section 102(b)(7) of the DGCL provides for the elimination off such personal liability, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.


4.1* Agreement and Plan of Merger dated as of October 7, 1996 between the Registrant and UNIVEC, Inc., a New York corporation.

4.2* Form of warrants between the Registrant and the underwriters of the Registrant's initial public offering.

4.3* Form of Warrant Agreement between the Registrant and the underwriters of the Registrant's initial public offering.

4.4*       Specimen Common Stock Certificate.

4.5* Specimen Warrant Certificate (included as Exhibit A to Exhibit 4.3 herein).

4.8* Registration Rights Agreement among the Registrant and the holders of bridge warrants.

4.9**      Certificate of Designation of Series B Preferred Stock.

4.10*** Certificate of Amendment of Certificate of Designation of Series B Preferred Stock.

4.11** Form of Warrant Agreement dated July 27, 1998, between Company and Selling Securityholder.

4.12*** Form of Amended and Restated Warrant Agreement, amending and restating the Warrant Agreement dated July 27, 1998, between the Company and the Selling Securityholder.

4.13** Registration Rights Agreement dated July 27, 1998, between Company and Selling Securityholder.

4.14*** Form of Amended and Restated Registration Rights Agreement, amending and restating the Registration Rights Agreement dated July 27, 1998, between the Company and the Selling
           Securityholder.

4.15*** Form of Warrant Agreement dated February 8, 1999, between Company and Selling Securityholder.

5.1***     Opinion of Snow Becker Krauss P.C., counsel to the Company.

23.1*** Consent of Snow Becker Krauss P.C. is to be included in Exhibit 5.1 to this Registration Statement.

23.2***    Consent of accountants.

24.1****   Power of Attorney
--------------------------------------------

   * Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (File No. 333-20187) declared effective on April 24, 1997.

  ** Incorporated by reference from the Registrant's Registration Statement on Form S-3 (File No. 333-62261) declared effective on December 11, 1999.

 ***   To be filed by amendment.

****   Previously filed.

Item 17.  Undertakings.

(a)      Rule 415 Offering

         The undersigned small business issuer hereby undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registrant statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

         (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof;

         (3) Remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(e)      Request for Acceleration of Effective Date.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Farmingdale, State of New York, on March 16, 1999.

UNIVEC, INC.

By        Joel Schoenfeld                                 By        Martin Jacobson
   -------------------------------------                     -------------------------------------------
   Joel Schoenfeld                                           Martin Jacobson
   Chairman of the Board of Directors,                       Chief Financial Officer
   Chief Executive Officer and Director                      (Principal Financial and Accounting Officer)
   (Principal Executive Officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Joel Schoenfeld
--------------------------------------------------
     Joel Schoenfeld
     Chairman of the Board of Directors,
     Chief Executive Officer and Director
     (Principal Executive Officer)

     Alan H. Gold*
--------------------------------------------------
     Alan H. Gold
     Director

     Martin Jacobson
--------------------------------------------------
     Martin Jacobson
     Chief Financial Officer
     (Principal Financial and Accounting Officer)

     John Frank*
--------------------------------------------------
     John Frank
     Director



     David Jay*
--------------------------------------------------
     David Jay
     Director

                                       *By  Martin Jacobson
                                            ----------------------------------
                                            (Martin Jacobson, Attorney-in-Fact)
